Exhibit 99.1

CONTACT:	Thomas M. Kitchen President and Chief Executive Officer Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES ANNOUNCES ORGANIZATIONAL CHANGES

NEW ORLEANS, LA August 10, 2011 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) today announced changes to its management organizational structure in order to better integrate the Company’s operations and sales activities and to enhance customer service. The Company has promoted Senior Vice President of Operations, Kenneth G. “Jerry” Myers, Jr., to Executive Vice President of Operations and Sales. The Company is also dividing its operations into two divisions, Eastern and Western.
G. Kenneth Stephens, Jr., currently the Company’s Senior Vice President of Sales, has been appointed Senior Vice President — Eastern Division. Michael H. Miller, currently the Regional Vice President responsible for operations in California, Oregon and Washington, has been appointed Senior Vice President — Western Division. Messrs. Stephens and Miller will be responsible for both operations and sales in their respective areas and will report directly to Mr. Myers.
Mr. Myers joined the Company in 2005 as a consultant and then as an employee in 2006, serving as Senior Vice President of Finance until his appointment in 2008 to Senior Vice President of Operations. From 2001 to 2004, Mr. Myers was the Chief Executive Officer, President and a Director of Conrad Industries, a publicly-traded marine manufacturing company. From 1980 to 2001, Mr. Myers served in executive-level financial and operational roles at Avondale Industries and later in Northrop Grumman’s shipbuilding segment.
Mr. Stephens, who joined the Company in 1993 when the Company acquired his family cemetery business in North Carolina, has served as the Company’s Senior Vice President of Sales since 2009. Prior to that time, he served as Division President of the former Western Division from 2005 to 2009. He was also Division President of the former Eastern Division from 2000 to 2005. Mr. Stephens has been in the death care profession since his graduation from law school in 1986.
Mr. Miller, a licensed funeral director who joined the Company in 1988, has served as the Regional Vice President for the Company’s Western Region, comprising operations in California, Oregon and Washington, since 2009. Prior to that time, Mr. Miller served as the Regional Vice President for the Company’s operations in Southern California from 2005 to 2009. He has also served in several other management positions in the Company, including Director of Operations for the Company’s Northern California operations and Area Vice President for the Company’s Southern California operations from 2000 to 2005.
Thomas M. Kitchen, President and Chief Executive Officer said, “We believe that having senior managers responsible for both operations and sales will enable us to improve customer service, better implement market-specific initiatives and increase profitability. Jerry Myers has proven to be an effective executive in our organization, working extensively with our operations and sales management teams to successfully transform our business model by leading our Best-in-Class initiative while focusing on improving our customers’ experience. Ken Stephens has more than 25 years of industry experience, substantial senior management experience with our Company and a keen appreciation of our challenges and opportunities, particularly as they relate to our cemeteries. Mike Miller has overseen our West Coast operations for three years. He knows our business intimately, has a wealth of funeral knowledge, and has built a strong management team in his region.”

Mr. Kitchen added, “I am confident that moving to a divisional structure with enhanced integration of operations and sales will ultimately allow us to better serve families. The officers in these key roles have demonstrated their understanding of the Company and the industry, and they have a proven record of delivering positive results.”
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
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